Exhibit 11.01



        EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

        COMPUTATION OF EARNINGS PER COMMON SHARE
        FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991





                                                    1993      1992      1991

        Earnings:

          Net income  . . . . . . . . . . . . .   $73,455   $60,026   $64,168

          Interest net of applicable income
            taxes on 9 1/2% convertible
            subordinated debentures   . . . . .        89       208       229

              Adjusted earnings . . . . . . . .   $73,544   $60,234   $64,397


        Shares:

          Average common shares outstanding   .    32,359    31,342    31,253

          Dilutive effect of conversion of 9 1/2%
            convertible subordinated debentures       257       305       339

          Dilutive effect of stock
            options outstanding . . . . . . . .         1        61        70

              Total   . . . . . . . . . . . . .    32,677    31,708    31,662



        Primary Earnings Per Share  . . . . . .     $2.27     $1.92     $2.05


        Fully Diluted Earnings Per Share  . . .     $2.25     $1.90     $2.03